                                  CILCORP INC. AND SUBSIDIARIES    Exhibit B
                                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                          (Thousands of Dollars)
                                   Total Assets                     1,276,071

                                   Total Operating Revenues           614,740

                                   Net Income                          38,582